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                                                                    Exhibit 23.1







                        Independent Accountants' Consent



The Board of Directors and Shareholders
Stillwater Mining Company:

We consent to incorporation by reference in the registration statements (Nos. 333-12455, 333-12419 and 333-58251) on Form S-3 and in the registration statements (Nos. 333-76314, 333-66364, 33-97358 and 333-70861) on Form S-8 of
Stillwater Mining Company of our report dated January 11, 2002, except for note 14, for which the date is January 31, 2002, relating to the consolidated balance sheets of Stillwater Mining Company and subsidiary as of December 31, 2001 and 2000 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Stillwater Mining Company.


/s/ KPMG LLP

Billings, Montana
March 29, 2002